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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our reports dated July 31, 1995 (except for Note O as to which the date is August 30, 1995), accompanying the consolidated financial statements of Lifecore Biomedical, Inc. and Subsidiaries contained in the Registration Statement and Prospectus and accompanying the consolidated financial statements and schedule contained in the Annual Report of Lifecore Biomedical, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 1995, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report contained in Form 10-K and to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 30, 1995